Exhibit 10.2

CERTAIN INFORMATION IN THIS DOCUMENT DENOTED AS [#] HAS BEEN REDACTED PURSUANT TO ITEM 606(A)(6) OF REGULATION S-K BECAUSE THE DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY.

AIRCRAFT FLIGHT SUPPORT AND FLIGHT CREW

SERVICES AGREEMENT

This AIRCRAFT FLIGHT SUPPORT AND FLIGHT CREW SERVICES AGREEMENT (this “Agreement”) is made effective as of August 1, 2024 (the “Effective Date”), by and between FREDERICK W. SMITH, an individual (“Operator”), and FEDERAL EXPRESS CORPORATION, a Delaware corporation (“Service Provider”).

W I T N E S S E T H:

WHEREAS, [#], LLC, a Delaware limited liability company (“Owner”), owns that certain (1) 2018 Bombardier Inc. model CL-600-2B16 (Challenger 650) aircraft bearing manufacturer’s serial number [#] and United States nationality and registration marks [#] (pending change to [#]), equipped with two (2) General Electric model CF34-3B aircraft engines with manufacturer’s serial numbers [#] and [#], and one (1) Honeywell model GTCP36-150 auxiliary power unit with manufacturer’s serial number [#], together with any and all equipment, furnishings, appurtenances, landing gear, instruments, components and parts from time to time installed on, or otherwise appurtenant to, such aircraft (collectively, the “Aircraft”);

WHEREAS, concurrently with the execution of this Agreement, Owner, as lessor, and Operator, as lessee, are entering into that certain Aircraft Dry Lease Agreement (the “Operator Lease”), pursuant to which Operator may dry lease the Aircraft from the Owner from time to time on a non-exclusive, non-continuous basis, as more particularly described therein;

WHEREAS, Owner and Service Provider are parties to that certain non-exclusive Aircraft Dry Lease Agreement, pursuant to which Service Provider agreed, among other things, to provide certain aircraft maintenance, management, fueling, hangar and insurance services for the benefit of Owner, Service Provider and other lessees of the Aircraft, as more particularly described therein;

WHEREAS, Service Provider is experienced in the management, maintenance and flight support of aircraft similar to the Aircraft; and

WHEREAS, Operator desires to engage Service Provider to provide specific flight support management, flight crew and other consultative and support services to Operator during each flight trip under Operator’s use and operational control of the Aircraft pursuant to the Operator Lease (each, an “Operator Trip”).

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties hereby agree as follows:

1.

General Support Services. Service Provider agrees to provide to Operator for each Operator Trip during the Term (as defined below), consultation and support services associated with the Aircraft and Operator’s use and operation thereof (the “General Support Services”), including the following services:

1.1.

General. Service Provider agrees for the benefit and at the direction of Operator that it shall advise and assist with the scheduling, planning, management and maintenance of the Aircraft for Operator Trips with all reasonable care and in accordance with the requirements of the Operator Lease, applicable insurance coverage and within the standards and guidelines established by the Federal Aviation Administration (“FAA”), and Service Provider shall advise and assist Operator with Operator’s compliance with all applicable laws or regulations, including, without limitation, the Federal Aviation Regulations (“FARs”), relating to the operation and maintenance of the Aircraft during such Operator Trips.

Information denoted as [#] has been redacted pursuant to Item 606(A)(6) of Regulation S-K because the disclosure of such information would constitute a clearly unwarranted invasion of personal privacy.

1.2.

Away from Home Base Hangar/Tie Down. Service Provider shall use commercially reasonable efforts to arrange for the Aircraft to be properly secured and stored at all times when the Aircraft is located away from its Home Base (as defined in the Operator Lease) in accordance with Service Provider’s normal operating procedures for its own aircraft and industry standards for such care.

1.3.

Maintenance and Repairs Services. During each Operator Trip, Service Provider shall advise and assist Operator with compliance with all applicable service, maintenance, repair and overhaul regulations, and airworthiness directives of the FAA and all appropriate maintenance, service, repair and overhaul manuals and mandatory service bulletins published by the manufacturers of the airframe, engines, propellers, accessories, and parts installed on the Aircraft, all as required of Operator pursuant to the Operator Lease.

1.4.

Insurance. Pursuant to the terms of the Operator Lease, and for purposes of all Operator Trips, Service Provider shall advise and assist Operator with procuring and maintaining in effect at all times during the Term such policies of insurance as more particularly described in the Operator Lease.

1.5.

Records and Administration. Without limiting the foregoing, and for all Operator Trips, Service Provider shall assist and advise Operator in creating and maintaining flight logs and other operations, maintenance and repairs, inspections, administrative, and accounting records with respect to the Aircraft, including all flight operations of the Aircraft, and with respect to the Services (as defined below) provided under this Agreement. Service Provider shall assist in maintaining required manuals and records at all times in compliance with the FARs. Service Provider shall assist Operator in performing review of the Aircraft’s operations and maintenance records pertinent to Operator Trips during the Term of this Agreement.

1.6.

FAA Liaison. Service Provider shall assist Operator in communicating with the FAA about the Operator Trips and the Aircraft and in complying with any applicable requirements the FARs impose on Operator.

1.7.

Additional Services. Service Provider shall assist and advise Operator and/or assist with other services as may be reasonably required or appropriate with respect to the inspections, operation and/or management of the Aircraft during an Operator Trip, including, without limitation, assisting Operator in scheduling the Aircraft and coordinating flight schedules with Owner and Service Provider, as lessee of the Aircraft.

2.

Operator’s Operation of the Aircraft; Operational Control. Service Provider agrees to provide to Operator for each Operator Trip during the Term advice, consultation, assistance and flight operations support services associated with the Aircraft and Operator’s Part 91 operations thereof (the “Flight Support Services,” and, together with the General Support Services, collectively, the “Services”), including the following services, and subject to the following limitations and qualifications:

2.1.

Flight Crew Personnel. In connection with all Operator Trips, Service Provider agrees to assist Operator in engaging all necessary pilots and any other required flight crew personnel (the “Flight Crew”) for conducting flights on behalf of Operator. The Flight Crew pilots shall consist only of pilots who are certificated and fully trained and qualified to fly the Aircraft, who meet the pilot warranty requirements of the insurance policies maintained with respect to the Aircraft and, for any particular flight during the Term, in accordance with Service Provider’s normal operating procedures and applicable crew duty time requirements.

2.2.

Employment by Service Provider. Each member of the Flight Crew will be employed by and paid by Service Provider during the Term. Operator may request that Service Provider terminate the Flight Crew assignment of any particular person to Operator’s flights for any reason at any time, and Service Provider shall promptly comply with such request. Service Provider shall keep Operator informed of Flight Crew member qualifications and performance, and the advisability of continued assignment to Operator.

2.3.

Letters of Authorization. In connection with all Operator Trips, Service Provider shall assist Operator in obtaining any permits and authorizations necessary for Operator to conduct any planned flights and use of the Aircraft prior to operating the Aircraft.

2.4.

Flight Support and Planning; Fuel and Lubricants. In connection with all Operator Trips, Service Provider shall advise and assist Operator with all aspects of flight planning and operations and related matters, including, without limitation, (i) arranging for landing permits, clearances and ground handling; (ii) maintaining appropriate navigation maps and charts; and (iii) maintaining and utilizing appropriate sources for weather and flight planning to plan flights safely and efficiently. Service Provider shall assist in arranging for fueling, lubricant services and all other consumables of the Aircraft at the Home Base and, if required, at other locations. Further, Operator acknowledges that all of Operator’s flights are classified as “non-commercial” (as defined under Part 91 of the FARs), and are therefore subject to the appropriate federal tax on aviation fuels.

2.5.

Operational Control. OPERATOR AND SERVICE PROVIDER HEREBY SPECIFICALLY AGREE AND ACKNOWLEDGE THAT DURING ALL PHASES OF FLIGHTS CONDUCTED BY OPERATOR, OPERATOR SHALL EXERCISE OPERATIONAL CONTROL OF THE AIRCRAFT. FURTHER, AT ALL TIMES WHILE THE AIRCRAFT IS IN THE POSSESSION OF OPERATOR, OPERATOR SHALL HAVE AND RETAIN EXLCUSIVE POSSESSION, COMMAND AND CONTROL OF THE AIRCRAFT. In addition, Operator further acknowledges operational control by exercising Operator’s authority over initiating, conducting or terminating a flight. Operator chooses not to hire his own pilots but contract for the pilot services of Service Provider and its employee or independent contractor pilots. Although the Flight Crew is supplied by Service Provider for Operator’s flights, the Flight Crew is under the exclusive command and control of Operator in all phases of those flights and at all times, and Service Provider shall cause the Flight Crew personnel assigned to Operator’s flights to acknowledge Operator’s operational control authority.

2.6.

Pilot Safety Decisions. Notwithstanding that Operator shall have operational control of the Aircraft during any flight conducted by Operator, Operator and Service Provider expressly acknowledge and agree that, pursuant to Section 91.3 of the FARs, the Pilot in Command (as defined in Section 1.1 of the FARs), is responsible for, and obligated and entitled to exercise final authority over, in his or her sole discretion, the safe operation of the flight and as such may terminate any flight, refuse to commence any flight or take any other flight-related action which, in the judgment of the Pilot in Command, is required to ensure the safety of the Aircraft, the flight crew, the passengers and any other persons and/or property. No such action of the Pilot in Command shall create or support any liability for loss, injury, damage or delay between Operator and Service Provider.

3.

Compensation and Reimbursement of Costs. In general, Operator shall be responsible for any and all support services and flight crew costs, fuel, and other direct operating expenses, charges, fees or assessments payable by reason of the possession, use and operation of the Aircraft by Operator for Operator Trips. In consideration of the Services provided by Service Provider, Operator shall pay to Service Provider the following amounts: (i) the monthly overhead (excluding Flight Crew Expenses) incurred by Service Provider to provide the Services for the benefit of Operator (the “Non-Flight Crew Overhead”), such amounts not to be less than a comparable arms-length transaction; (ii) such commercially reasonable hourly or day rates, training costs and similar qualification expenses relating to the operation of the Aircraft as shall be from time to time mutually agreed and documented by Service Provider and Operator for the Flight Crew assigned to Operator’s flights, such amounts not to be less than a comparable arms-length transaction (collectively, the “Flight Crew Expenses”); and (iii) reimbursement for the fuel and other direct operating costs of and the actual, reasonable, third-party expenses provided on Exhibit A attached hereto, if and to the extent incurred by Service Provider for the benefit of Operator, that are directly related to Operator Trips (the “Operating Expenses”). Service Provider shall bill Operator for the Non-Flight Crew Overhead, for the Flight Crew Expenses and the Operating Expenses associated with an Operator Trip within thirty (30) days after the end of the calendar month in which such Operator Trip occurred (the “Invoice Deadline”); provided, that in the event any charges for an Operator Trip have not yet been billed to Service Provider by the Invoice Deadline, Service Provider shall bill Operator as soon as reasonably practicable after the receipt thereof. Operator shall pay all such invoices within fifteen (15) days after Operator’s receipt thereof.

4.	Term and Termination.

4.1.

The term of this Agreement is one (1) year commencing on the Effective Date and ending on July 31, 2025 (the “Initial Term”), unless earlier terminated in accordance with this Agreement. Upon the expiration of the Initial Term, the provisions of this Agreement shall be automatically renewed for additional one-year periods (each, a “Renewal Term,” and together with the Initial Term, the “Term”).

4.2.

Either party may terminate this Agreement with or without cause at any time during the Term upon at least thirty days (30) days written notice to the other party. On or before the effective date of any such termination, Operator shall have paid to Service Provider all amounts accrued and owing under this Agreement through such date.

5.	Service Provider’s Representations and Warranties. Service Provider represents and warrants as follows:

5.1.

Service Provider is a corporation validly formed and existing under the laws of the State of Delaware, and the person executing on behalf of Service Provider has full power and authority to execute this Agreement on behalf of Service Provider and by such execution shall bind Service Provider under this Agreement;

5.2.

no action, suit, or proceeding is currently pending or threatened against Service Provider which shall in any material way impair the execution, delivery, or performance by Service Provider of this Agreement;

5.3.

the execution and delivery of this Agreement by Service Provider and the performance of its obligations thereunder have been duly authorized by all necessary limited liability company action, and do not conflict with any provision of Service Provider’s certificate of incorporation, bylaws, any governmental regulations, or any other agreements that Service Provider may now have with other parties; and

5.4.	Service Provider is not subject to any restriction, which with or without the giving of notice, the passage of time, or both, prohibits or would be violated by or be in conflict with this Agreement.

6.	Operator’s Representations and Warranties. Operator represents and warrants as follows:

6.1.	Operator has full power and authority to execute this Agreement and by such execution shall bind himself under this Agreement;

6.2.	no action, suit, or proceeding is currently pending or threatened against Operator which shall in any material way impair the execution, delivery, or performance by Operator of this Agreement;

6.3.

the execution and delivery of this Agreement by Operator and the performance of his obligations thereunder do not conflict with any governmental regulations, or any other agreements that Operator may now have with other parties; and

6.4.	Operator is not subject to any restriction, which with or without the giving of notice, the passage of time, or both, prohibits or would be violated by or be in conflict with this Agreement.

7.

Liens. Service Provider shall ensure that no liens are created or placed against the Aircraft by Service Provider or third parties as a result of Service Provider’s actions. Service Provider shall notify Operator promptly upon learning of any liens not permitted by these terms. Service Provider shall, at its own cost and expense, take all such actions as may be necessary to discharge and satisfy in full any such lien or encumbrance promptly after the same becomes known to it.

8.	Event of Default.

8.1.	Any one or more of the following shall constitute an event of default hereunder (each, “Event of Default”):

8.1.1.	Operator shall fail to pay any amount due hereunder within ten (10) days after it is due; or

8.1.2.

Operator shall violate or default of any term, obligation or condition of a non-monetary nature set forth in this Agreement, together with a failure to cure within twenty (20) days after receipt of written notice of such violation or default from Service Provider.

8.2.

Upon the occurrence and during the continuation of any such Event of Default by or with respect to Operator, Service Provider, as its option, may exercise any one (1) or more of the following remedies:

8.2.1.	by written notice, terminate this Agreement;

8.2.2.	proceed by appropriate court action to enforce performance by Operator of the applicable covenants and terms of this Agreement or to recover damages for the breach thereof; or

8.2.3.	exercise any other right or remedy that may be available to it under applicable law or in equity. A termination hereunder shall occur only upon notice by Service Provider.

8.3.

No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Service Provider at law or in equity. No express or implied waiver by Service Provider of any Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. No delay by Service Provider in exercising or failure by Service Provider to exercise any right, power or remedy under this Agreement shall constitute a waiver, and any waiver by Service Provider on any one occasion shall not be construed as a waiver on any future occasion or for any other purpose. Any single or partial exercise of any particular right by Service Provider shall not exhaust the same or constitute a waiver of any other right provided herein.

9.	Standard of Care; Release and Indemnity. Service Provider shall exercise all due care in the provision of the Services contemplated in this Agreement.

10.

Choice of Law. THIS AGREEMENT HAS BEEN NEGOTIATED AND DELIVERED IN THE STATE OF TENNESSEE AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TENNESSEE, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PROVISIONS.

11.

Notices. All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or five (5) business days after being sent by registered mail, return receipt requested, postage prepaid, or on the next business day when sent by overnight courier in each case at the address set forth below:

If to Operator:	Frederick W. Smith
942 S. Shady Grove Road
Memphis, TN 38120
Phone: [#]

With copy to:	[#]

If to Service Provider:	Federal Express Corporation
2461 Democrat Road Hangar 20,
Memphis, TN 38118
Attn: Managing Director, FedEx Corporate Aviation
Phone: [#]

With copy to:	Federal Express Corporation
3620 Hacks Cross Road, Building B, 3rd Floor,
Memphis, TN 38125
Attn: Managing Director, Aircraft and Transportation Transactions, Legal
Phone: [#]

12.	Miscellaneous.

12.1.

This Agreement constitutes the entire agreement of the parties as of the Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

12.2.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by applicable law, each of Operator and Service Provider hereby waives any provision of applicable law which renders any provision hereof prohibited or unenforceable in any respect.

12.3.

This Agreement shall constitute an independent contractor agreement, and nothing in this Agreement shall be deemed, construed, or interpreted as (i) conveying to Service Provider any right, title, or interest in the Aircraft; (ii) conveying to Service Provider any ability to bind Operator or act as its agent (except to the limited extent expressly stated herein); or (iii) creating in any way any association, partnership, joint venture, or principal and agent relationship between the parties. Service Provider shall be free to devote to its business such portion of its time, energy and skills as it sees fit. Service Provider’s Flight Crew shall not be treated as employees of Operator with respect to the Services performed hereunder for federal or state taxes purposes. Service Provider’s Flight Crew shall not, at any time, represent themselves to be employees of Operator, and Service Provider shall cause such Flight Crew to acknowledge and agree that they are not entitled to any benefits provided by Operator to its employees or provided by law, including workers compensation and unemployment benefits.

12.4.

This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Operator, Service Provider, and each of their agents, servants and personal representatives.

12.5.	The section and subsection headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

Information denoted as [#] has been redacted pursuant to Item 606(A)(6) of Regulation S-K because the disclosure of such information would constitute a clearly unwarranted invasion of personal privacy.

12.6.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

12.7.

No term or provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge, or termination is sought.

12.8.

No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

[Remainder of page intentionally left blank.]

IN WITNESS HEREOF, the undersigned parties have caused this Aircraft Flight Support and Flight Crew Services Agreement to be duly executed, delivered and effective as of the Effective Date.

OPERATOR:

/s/ Frederick W. Smith
Frederick W. Smith, an individual

SERVICE PROVIDER:

FEDERAL EXPRESS CORPORATION

By:	/s/ Clement E. Klank III
Name:	Clement E. Klank III
Title:	Secretary

Omitted Attachments

Exhibit A to this agreement, which is described on page 3 above, has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. FedEx will furnish supplementally a copy of Exhibit A to the Securities and Exchange Commission or its staff upon request.